EXHIBIT 99.1

Boston Beer Company Names Phil Hodges Chief Operating Officer

Founder, Brewer and Chairman of the Board Jim Koch to Continue as CEO

BOSTON, October 20, 2025 – The Boston Beer Company (NYSE: SAM) today announced leadership changes effective immediately.

Phil Hodges, Chief Supply Chain Officer (CSCO) for the company, has been named Chief Operating Officer. In this role, Hodges will expand on his supply chain responsibilities to oversee day-to-day operations across all functions and focus on continuing to improve execution and implementing the company’s previously announced brand building and margin enhancement initiatives. He will report to Boston Beer Founder, Brewer, CEO and Chair Jim Koch.

Hodges has been CSCO of the company since May 2023 after providing supply chain consulting services since 2022. He has more than 30 years of CPG experience, including roles as CSCO of Carlsberg, Chief Financial Officer of Kraft Foods International, and General Manager of Mondelez in Southeast Asia. Since he became Boston Beer CSCO, the company’s supply chain team has delivered vastly improved service levels and significant efficiency gains in its breweries and procurement resulting in strong gross margin expansion.

Koch will continue as CEO, a position he assumed in August, and will primarily focus on high-impact areas including the company’s innovation pipeline, wholesaler relations, brand investment strategy, and talent and culture.

“Phil brings a wealth of experience beyond his supply chain expertise, and his stepping into the COO role will enable me to focus on the big picture while he ensures we’re intensely focused on operational execution,” said Koch. “I’m excited to be back in the CEO seat and to continue to partner with Phil and our experienced and talented executive leadership team to execute our operating plans, improve our volume trends, and create long-term shareholder value.”

As part of this change, Phil Savastano has been promoted to Chief Supply Chain Officer –overseeing brewery management, procurement, customer service, engineering, safety, quality, and planning – reporting to Hodges. Savastano joined Boston Beer in March 2024 to lead operations for the Samuel Adams Pennsylvania Brewery and has been instrumental in improving operational excellence in that facility. He has previous experience with Tesla and Molson Coors.

EXHIBIT 99.1

About The Boston Beer Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer, and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Samuel Adams, Sun Cruiser, Truly Hard Seltzer, and Twisted Tea Hard Iced Tea. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York, and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Contact:

Dave DeCecco

dave.dececco@bostonbeer.com

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